Execution Copy

TERMINATION AND LIMITED RELEASE AGREEMENT

This TERMINATION AND LIMITED RELEASE AGREEMENT (this “Agreement”), dated as of April 24, 2009, is by and between LTC Global, Inc., a Nevada corporation (“LTC”), and Penn Treaty American Corporation, a Pennsylvania corporation (“Penn Treaty”).

WHEREAS, LTC, Penn Treaty and United Insurance Group Agency, Inc., a Michigan corporation (“UIG”), are parties to that certain Stock Purchase Agreement, dated as of November 5, 2008 (the “Purchase Agreement”), pursuant to which LTC acquired all of the issued and outstanding shares of capital stock of UIG;

WHEREAS, a portion of the Purchase Price payable pursuant to the Purchase Agreement was paid by the issuance on November 5, 2008 by LTC of a promissory note to Penn Treaty in the original principal amount of $10,250,000 (the “Seller Note”);

WHEREAS, pursuant to the Purchase Agreement, LTC and Penn Treaty entered into the Pledge Agreement to secure all obligations of LTC to Penn Treaty under the Seller Note;

WHEREAS, the outstanding principal amount of the Seller Note as of April 15, 2009, after giving effect to all payments made hereunder, is $8,262,188 all of which is due and owing to Penn Treaty as of the date hereof;

WHEREAS, the parties have agreed to refinance the Seller Note;

WHEREAS, in order to effectuate the refinancing of the Seller Note, on the Closing Date (as defined below), LTC shall issue to Penn Treaty a limited recourse promissory note, dated as of April 15, 2009, in the original principal amount of $5,000,000 substantially in the form and on the terms of Exhibit A hereto (the “New Note”), LTC shall pay to Penn Treaty cash in an amount equal to $3,262,188 and Penn Treaty shall cancel the Seller Note;

WHEREAS, contemporaneously with the issuance by LTC of the New Note to Penn Treaty and the cancellation of the Seller Note by Penn Treaty, the parties intend to terminate the Pledge Agreement; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Cancellation and Termination.  Subject to the terms and conditions set forth herein, LTC and Penn Treaty agree that upon the Closing (as defined below), the Seller Note shall be cancelled in all respects, shall be void and of no further force or effect and fully discharged as a matter of record.  Upon the Closing, LTC and Penn Treaty hereby acknowledge and agree that the Seller Note and the Pledge Agreement shall be terminated and of no further force or effect and that Penn Treaty’s and LTC’s rights and obligations thereunder, express or implied, are fully extinguished.  In furtherance of the foregoing, Penn Treaty agrees that, from and after the Closing, Penn Treaty will take all actions necessary to effectuate the release of any and all Encumbrances that it has with respect to the Collateral (as defined in the Pledge Agreement).

2. Closing.  The closing of the transactions contemplated hereby shall be effective as of the delivery of the closing deliveries described below (the “Closing”) at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022 at 10:00 a.m. on April 24, 2009, or at such time and place as the parties mutually agree (the “Closing Date”).

3. Closing Deliveries.

(a) At the Closing, Penn Treaty shall deliver to LTC the following original documents:

(i) Seller Note marked “CANCELED” across its face; and

(ii) UIG Stock Certificate No. 007 issued to LTC for 2,000 shares of capital stock of UIG.

(b) At the Closing, LTC shall:

(i) deliver to Penn Treaty the New Note, duly executed by LTC;

(ii) pay to Penn Treaty the amount of Three Million Two Hundred Sixty-Two Thousand One Hundred Eighty-Eight Dollars and 00/100 ($3,262,188) by wire transfer of immediately available funds to such bank account as shall be designated in writing by Penn Treaty;

(iii) cause ACSIA Long Term Care, Inc., a Delaware corporation and indirect wholly-owned subsidiary of LTC (“ACSIA”), to execute and deliver to Penn Treaty a security agreement in the form and on the terms of Exhibit B hereto;

(iv) file a uniform commercial code financing statement covering the Collateral (as defined in the New Note) with the Delaware Secretary of State naming ACSIA as debtor and Penn Treaty as secured party;

(v) use its best efforts to cause the assignment of the Collateral to ACSIA from another affiliate of LTC, including obtaining all necessary consents thereto and approvals therefor, as soon as is practicable but in any event within 60 days of the date hereof (except for any consents required to be obtained from Penn Treaty or its affiliates, in which case such 60 day time period shall apply only to the formal request for consent together with otherwise fully executed copies of all related documents); and

(vi) use its best efforts to cause the release of any lien on any part of the Collateral that exists as of the date hereof, as soon as practicable but in any event within 60 days of the date hereof, and provide evidence of such release to Penn Treaty.

4. Acknowledgment.  For purposes of clarification, the parties acknowledge and agree that from and after the Closing Date, LTC shall have no further obligations under the Purchase Agreement with respect to the Seller Note.

5. Limited Release by LTC.  Effective on the Closing Date, in consideration of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LTC, on behalf of itself and on behalf of the direct and indirect subsidiaries of LTC, and their respective Affiliates, and the officers, directors, stockholders, members, managers, current and former employees, agents and attorneys and the respective successors and assigns of any of them, hereby releases and forever discharges Penn Treaty and its past, present and future officers, directors, stockholders, employees, agents and Affiliates, and the respective heirs, administrators, successors and assigns of each of the foregoing (each, a “Penn Treaty Releasee”) from any and all actions, causes of action, suits, liabilities, debts, damages, losses, costs, expenses (including attorney’s fees), liabilities, obligations, claims of any kind, controversies, agreements, trespasses, judgments, executions, demands, counterclaims, defenses, and other claims of any kind or nature whatsoever (including, without limitation, claims for indemnification and contribution), whether in law or in equity, whether known or unknown, whether asserted or not, and any and all rights, duties, liabilities, and obligations, whether presently enforceable or enforceable in the future regarding, arising from, or in any manner relating to the conduct of the defendants in the action captioned UIG v. Patrick Patterson, et al. Oakland County Circuit Court Case No. 08-096069-CK.

6. Notices.  Any notice required or permitted to be given hereunder shall be given in accordance with Section 11.1 of the Purchase Agreement.

7. Amendments and Waivers.  This Agreement may be amended only by written instrument signed by LTC and Penn Treaty.  No waiver of any provision of this Agreement by the LTC or Penn Treaty shall be effective unless in writing and signed by LTC or Penn Treaty, as the case may be.

8. Binding Effects; Benefits.  This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns, heirs and legal representatives.  Except as otherwise set forth herein, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

9. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the except conflicts of law provisions) of the State of Delaware.

10. Entire Agreement.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11. Conflict.  In the event of any conflict between this Agreement and the Purchase Agreement, the terms of this Agreement shall prevail.

12. Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

13. Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LTC GLOBAL, INC.

By:	/s/ Richard Pitbladdo
Name: Richard Pitbladdo
Title: Chief Financial Officer

PENN TREATY AMERICAN CORPORATION

By:	/s/ Eugene Woznicki
Name: Eugene Woznicki
Title: CEO and Chariman

EXHIBIT A

Form of New Note

EXHIBIT B

Form of Security Agreement